Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Current Report on Form 8-K of General Maritime Corporation (formerly Galileo Holding Corporation) (“General Maritime”) of our report dated March 11, 2008, relating to the consolidated financial statements of Arlington Tankers Ltd. (the “Company”) and subsidiaries and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ MSPC
MSPC Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York
December 16, 2008